EXHIBIT 10.3


                                November 28, 2007

Michael R. Castle                                                 Hand Delivered
Pikeville, Kentucky

Re: Employment Offer

Dear Mike:

         On behalf of National Coal Corp. and its subsidiaries, National Coal Corporation and NCC Corp. (collectively the "Company" or "National Coal"), I am pleased to extend an offer of employment with our Company for the position of Chief Financial Officer and Senior Vice President. This position will report directly to me.

         Through your experience and expertise, the Company is confident you will make an important contribution. We look forward to you joining our team.

         National Coal is offering to you a compensation package, which includes the following:

                  1. BASE SALARY: Your annual salary shall be $240,000.00, which shall be payable semi-monthly;

                  2. BONUS: Beginning for the year 2009, you shall be eligible to receive an annual bonus of up to one-half of your annual salary, to be determined based upon your performance and attainment of goals as agreed by senior management and the Board;

                  3. STOCK OPTIONS: Upon your commencement of employment, you will be granted the option to purchase 130,000 shares of stock of National Coal Corp., the Florida parent corporation, at the "strike price" at the closing price on November 30, 2007, which shall vest 25% each year on the anniversary date of your employment for the next four years;

                  4. SEVERANCE: If your employment is terminated by the Company without cause and for the convenience of the Company pursuant to a "change of control" (A), you shall be paid severance compensation equal to twelve months of your then current rate of salary and (B) your stock options, not then vested, shall vest immediately and be exercisable in conformity with the Company policy as set forth in the 2004 Stock Option Plan.; and

                  5. ANNUAL REVIEW: Your performance will be reviewed annually and you will be provided a meeting to discuss your review.


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                  6.  ADDITIONAL BENEFITS:

                           (A) The Company shall provide to you temporary housing and reimbursement for your meals for a period of 3 months or until you are able to move to Tennessee, which ever is earlier; and

                           (B) The  Company  shall  provide to you the usual and
                  normal benefits provided to its employees as set forth in the Employee Handbook, including but not limited to, 401(k) participation, health insurance, vacation of four weeks, costs of maintenance of your professional status, and indemnification for your acts taken for the benefit of the Company and not taken willfully with the intent to bring injury or disrepute to the Company.

                  7. TERMINATION OF CURRENT BUSINESS: You will agree to terminate your current business activities for parties other than NCC as quickly as possible, taking into consideration the status of certain legal proceedings involving your clients. During the remaining term of your providing services to third parties, you shall not engage in any activities that could create a conflict of interest with your positions of Chief Financial Officer and Senior Vice President of the Company.

                  8. TERM: To acquaint yourself with the Company's operations, you will informally commence work for the Company as soon as this Letter Agreement is executed by both parties. The term of you employment will be for a period beginning December 1, 2007, subject to termination for cause in conformity with the general Company policy.

         We are pleased to extend this offer to you and look forward working with you. If this offer is acceptable, please sign and date on the below provided lines and return the signed copy to us by mail and facsimile transmission.



Sincerely,
National Coal Corp. and Subsidiaries

/s/ Daniel A. Roling
------------------------------
Daniel A. Roling
President & CEO

I, Michael R. Castle, do hereby accept the employment offer of National Coal Corp. and Subsidiaries, as above set forth, and I agree there are no other terms or conditions, either expressed or implied.


/s/ Michael R. Castle                              November 28, 2007
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Michael R. Castle                                         Date